Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Loews Cineplex Entertainment Corporation of our reports dated June 21, 2005 relating to the financial statements of AMC Entertainment Inc., which appear in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

Kansas City, Missouri

July 22, 2005